Exhibit 10.(ddd)

ALCOA INC.

STOCK OPTION AWARD CERTIFICATE

Alcoa Inc. (the “Company”) has on [DATE] granted to

[NAME]	[EMPLOYEE ID NUMBER]
(Name)	(EMPLOYEE ID)

(“Participant”), the option to purchase [NUMBER] shares of common stock of the Company at the option grant price of $[            ] per share, based upon the following terms:

1.	This Stock Option Award is granted under the provisions of the 2009 Alcoa Stock Incentive Plan, as last amended prior to the date above (the “Plan”), and is subject to the provisions of the Plan and the applicable Terms and Conditions for the grant (the “Governing Documents”).

2.	This Stock Option Award vests on [DATE or DATES], if the Participant is still an active employee of the Company or any of its controlled subsidiaries or affiliates, subject to the further provisions set forth in the Governing Documents.

3.	This stock option grant expires ten years after the date of the grant, unless earlier terminated under the terms of the Governing Documents.

ALCOA INC.

TERMS AND CONDITIONS FOR STOCK OPTION AWARDS

Effective January 1, 2010

These terms and conditions are authorized by the Compensation and Benefits Committee of the Board of Directors. They are deemed to be incorporated into and form a part of every stock option awarded under the 2009 Alcoa Stock Incentive Plan, as last amended prior to the grant (the “Plan”) on or after January 1, 2010, unless the Award certificate provides otherwise.

Terms that are defined in the Plan have the same meanings in these terms and conditions, except that Alcoa or Company means Alcoa Inc. or any of its controlled subsidiaries or affiliates.

General Terms and Conditions

1. Stock Option awards are subject to the terms and conditions set forth in the Award certificate, the provisions of the Plan and the provisions of these terms and conditions.

2. The grant price of a stock option is 100% of the Fair Market Value per Share on the date of grant, unless the Award certificate specifies a higher grant price.

3. “Fair Market Value” per Share on any given date is the closing price per Share on that date as reported on the New York Stock Exchange or other stock exchange on which the Shares principally trade. If the New York Stock Exchange or such other exchange is not open for business on the date Fair Market Value is being determined, the closing price as reported for the next business day on which that exchange is open for business will be used.

4. The expiration date of a Stock Option is ten years after the date of grant, unless the Committee establishes a different expiration date in accordance with the Plan.

Vesting and Exercisability

5. Stock Options vest as to one-third of the Award on the first anniversary of the grant date, as to one-third of the Award on the second anniversary of the grant date and as to one-third of the Award on the third anniversary of the grant date, unless the Committee establishes another date for vesting with respect to all or a portion of the Award, in accordance with the Plan.

6. Except as provided in paragraph 8, once vested, a Stock Option may be exercised until its expiration date, as long as the Participant remains an active employee of the Company.

7. Except as provided in paragraph 8:

•

as a condition to exercise of a Stock Option, a Participant must remain an Alcoa employee actively at work until the date the option vests, and if a Stock Option vests as to some but not all Shares covered by the Award, the Participant must be an active employee on the date the relevant portion of the Award vests; and

•

if the Participant’s employment with Alcoa terminates prior to the vesting date of the Stock Option (or relevant option portion), the Stock Option (or relevant option portion) is forfeited and is automatically canceled.

8. The following are exceptions to the vesting and exercisability rules:

•

Death: a Stock Option held by a Participant who dies while an employee vests immediately but must be exercised by a legal representative or beneficiary on the earlier of five years from the date of death or the original expiration date of the Stock Option.

•	Change in Control: a Stock Option vests and becomes exercisable immediately upon certain Change in Control events described in the Plan.

•

Retirement: a Stock Option held by a Participant who retires at least 6 months after the grant date under a Company or government retirement plan in which the Participant is eligible for an immediate payment of a retirement benefit, is not forfeited. Any unvested portion of the Stock Option vests in accordance with the original vesting schedule of the grant and any vested portion of the Stock Option will remain exercisable until the original expiration date of the Stock Option.

•

Divestiture: if a Stock Option is held by a Participant identified by the Company to be terminated from employment with the Company as a result of a divestiture of a business or a portion of a business of the Company and the Participant either becomes an employee of (or is leased or seconded to) the entity acquiring the business on the date of the closing, or the Participant is not offered employment with the entity acquiring the business and is terminated by the Company within 90 days of the closing of the sale, then, at the discretion of the Chief Executive Officer of Alcoa Inc.:

o	Any unvested portion of the Stock Option will continue to vest under the original vesting schedule and once vested, will be exercisable on the earlier of the original expiration date of the Stock Option or two years from the date the Participant’s employment with the Company has been terminated; and

o	Any vested portion of the Stock Option will remain exercisable on the earlier of the original expiration date of the Stock Option or two years from the date the Participant’s employment with the Company has been terminated.

For purposes of this paragraph, employment by “the entity acquiring the business” includes employment by a subsidiary or affiliate of the entity acquiring the business; and “divestiture of a business” means the sale of assets or stock resulting in the sale of a going concern. “Divestiture of a business” does not include a plant shut down or other termination of a business.

•	Termination of Employment: A Stock Option held by a Participant whose employment with the Company is terminated for any reason other than those described above in this paragraph 8, any unvested Stock Options will be forfeited on the date of termination of employment and any vested Stock Options will remain exercisable for 90 days after the date employment is terminated.

Option Exercise and Payment of Exercise Price

9. A vested, exercisable option is exercised when a signed notification of exercise is received by the Plan administrator.

10. Payment in full of the purchase price of a Stock Option is due on the exercise date. Payment of the option purchase price may be made:

•	in cash (including a “broker-assisted cashless exercise” described in the next paragraph); or

•

by the delivery or presentation to the Company of Shares that have been owned by the Participant for the Minimum Holding Period (as defined below) and that have an aggregate Fair Market Value on the date of exercise, which, together with any cash payment, equals or exceeds the Stock Option purchase price.

9. A Participant may elect to pay the cash purchase price of the option through a “broker-assisted cashless exercise,” using a broker reasonably acceptable to the Company. On or prior to the exercise date, the Participant must deliver to the Company the Participant’s instruction directing and obligating the broker to (a) sell Shares (or a sufficient portion of the Shares) acquired upon exercise of the option and (b) remit to the Company a sufficient portion of the sale proceeds to pay the entire purchase price and any tax withholding resulting from the exercise. Such proceeds are due not later than the third trading day after the exercise date.

10. Shares owned by a Participant include (a) those registered in the Participant’s name (or registered jointly with another person), (b) those held in a brokerage account owned by the Participant individually or jointly with another person, and (c) those held in a trust, partnership, limited partnership or other entity for the benefit of the Participant individually (or for the benefit of the Participant jointly with another person). Notwithstanding the foregoing, Shares owned by a Participant do not include Shares held in any qualified plan, IRA or similar tax deferred arrangement or Shares that are otherwise subject to potential accounting limitations regarding their use in stock swap transactions. The Company may require verification or proof of ownership or length of ownership of any shares delivered in payment of the purchase price of an option.

11. The term “Minimum Holding Period” means 6 months or such other period, if any, as qualifies as the measurement period for “mature shares” under applicable generally accepted accounting principles. In calculating the number of shares available for delivery to pay the purchase price of an option, shares acquired upon exercise of a stock option (including any shares delivered or exchanged to pay the purchase price thereof or withholding taxes thereon) shall be disregarded until expiration of the Minimum Holding Period after exercise.

Taxes

12. All taxes required to be withheld under applicable tax laws in connection with a Participant’s receipt of Shares upon exercise of a Stock Option must be paid over by the Participant, in cash, immediately upon advice, unless the Participant complies with the following paragraphs regarding payment using Shares.

13. A Participant may satisfy his or her obligation to pay required withholding taxes due upon such exercise by having Alcoa withhold from the Shares to be issued upon the exercise that number of Shares with a Fair Market Value on the exercise date equal to the withholding amount to be paid. Withholding taxes in the United States include applicable income taxes, federal and state unemployment compensation taxes and FICA/FUTA taxes.

14. The amount of taxes that may be paid by a Participant using Shares retained from the Stock Option exercise will be determined by applying the minimum rates required by applicable tax regulations.

15. The election to use Shares to satisfy a Participant’s withholding obligation must be made, in writing, not later than at the time of exercise of the stock option.

Beneficiaries

16. Participants will be entitled to designate one or more beneficiaries to receive all Stock Options that are unexercised at the time of the Participant’s death. All beneficiary designations will be on a beneficiary designation form approved for the Plan. Copies of the form are available from the Plan administrator.

17. Beneficiary designations on an approved form will be effective at the time received by the Plan administrator. A Participant may revoke a beneficiary designation at any time by written notice to the Plan administrator or by filing a new designation form. Any designation form previously filed by a Participant will be automatically revoked and superseded by a later-filed form.

18. A Participant will be entitled to designate any number of beneficiaries on the form, and the beneficiaries may be natural or corporate persons.

19. The failure of any Participant to obtain any recommended signature on the form will not invalidate the beneficiary designation or prohibit Alcoa from treating such designation as valid and effective. No beneficiary will acquire any beneficial or other interest in any Stock Option prior to the death of the Participant who designated such beneficiary.

20. Unless the Participant indicates on the form that a named beneficiary is to receive unexercised options only upon the prior death of another named beneficiary, all beneficiaries designated on the form will be entitled and required to join in the exercise of the option. Unless otherwise indicated, all such beneficiaries will have an equal, undivided interest in all such Stock Options.

21. Should a beneficiary die after the Participant but before the option is exercised, such beneficiary’s rights and interest in the option award will be transferable by last will and testament of the beneficiary or the laws of descent and distribution. A named beneficiary who predeceases the Participant will obtain no rights or interest in a stock option award, nor will any person claiming on behalf of such individual. Unless otherwise specifically indicated by the Participant on the form, beneficiaries designated by class (such as “children,” “grandchildren” etc.) will be deemed to refer to the members of the class living at the time of the Participant’s death, and all members of the class will be deemed to take “per capita.”

Transferable Options

22. Transferable Stock Options may be transferred to one or more immediate family members, individually or jointly. Immediate family members shall be deemed to include the Participant’s spouse, parents, siblings, children, grandchildren and the spouse of any parent, sibling, child or grandchild, in each case determined at the effective time of transfer. A trust, each of whose beneficiaries is the Participant or an immediate family member, will be deemed to be a family member for purposes of these rules.

23. A transfer shall be effective on the date written notice thereof, on a form approved for this purpose, is received by the Plan administrator. As a condition to transfer, the Participant shall agree to remain responsible to pay in cash the applicable taxes due upon exercise of the option by the transferee. The Participant or the Participant’s estate will be required to provide sufficient evidence of ability to pay such taxes upon the Company’s request.

24. A transfer shall be irrevocable; no subsequent transfer by the transferee shall be effective. Notwithstanding the foregoing, a transferee shall be entitled to designate a beneficiary in accordance with the provisions of paragraphs 16 through 21 above. Except where a beneficiary has been designated, in the event of death of the transferee prior to option exercise, the transferee’s option will be transferable by last will and testament of the beneficiary or the laws of descent and distribution.

25. Except as modified by the provisions of paragraphs 22 through 24, all terms applicable to option exercises by Participants are applicable to exercises by transferees. The Plan administrator may make and publish additional rules applicable to exercises by transferees not inconsistent with these provisions.

Performance Feature

26. If a Stock Option is issued with a performance feature, the following additional terms and conditions will apply to that Award:

•

The Participant will have the right to purchase from 0% to 200% of the number of Shares indicated in the Award certificate, based on achievement of performance objectives established by the Committee for that Award.

•	The performance period and vesting schedule will be set forth in the Award certificate.

•	The performance conditions may be adjusted as deemed appropriate in the Committee’s business judgment.